Exhibit 99.(11)

Goodwin Procter llp 1900 N Street, NW Washington, DC 20036 goodwinlaw.com +1 202 346 4000

November 4, 2022

The Prudential Series Fund
655 Broad Street, 17th Floor
Newark, New Jersey 07102

Re:	The Prudential Series Fund Registration Statement on Form N-14 File No. 811-03623

As counsel to The Prudential Series Fund, a Delaware statutory trust (“PSF”), we have been asked to render our opinion with respect to the issuance of shares of beneficial interest of PSF, $0.001 par value per share (the “Shares”). The Shares will be issued in connection with the reorganizations identified in Schedule A hereto (each, a “Reorganization”), each of which will involve a series of the Advanced Series Trust (the “Trust,” and each series, a “Target Portfolio”) transferring all of its assets to a series of PSF (the “Acquiring Portfolio”) in exchange for the Acquiring Portfolio’s assumption of all of the Target Portfolio’s liabilities, and the Acquiring Portfolio’s issuance of Shares to the Target Portfolio. Each Reorganization will be transacted pursuant to a Plan of Reorganization, on behalf of the Acquiring Portfolio and each Target Portfolio (each, a “Plan”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on a certificate of the Delaware Secretary of State and, as to matters of fact material to the opinion set forth below, on representations in the Plan and on a certificate of the Secretary of PSF. We have assumed that the Shares will be issued and sold in accordance with the terms and conditions set forth in the Plan and, in any event, for not less than the par value per Share, and that ownership of the Shares will be duly recorded in the books of PSF.

The opinion set forth below is limited to the Delaware Statutory Trust Act, as amended, 12 Del. C. §§ 3801-3863.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold, will be validly issued, fully paid and non-assessable by PSF.

The Prudential Series Fund

November 4, 2022

We hereby consent to the inclusion of this opinion as an exhibit to PSF’s Registration Statement on Form N-14 (the “Registration Statement”) and to the references to our firm as legal counsel for PSF in the Registration Statement. This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Sincerely,

/s/ Goodwin Procter LLP

Goodwin Procter LLP

Schedule A

Reorganization

Target Portfolio	Acquiring Portfolio
AST Prudential Flexible Multi-Strategy Portfolio	PSF PGIM Flexible Managed Portfolio (formerly, PSF Flexible Managed Portfolio)
AST T. Rowe Price Diversified Real Growth Portfolio